Exhibit (g)(1)(iii)
AMENDED AND RESTATED

APPENDIX A

CUSTODY AGREEMENT

The following Subcustodians and Securities Systems are approved for use in connection with the Custody Agreement dated September 9, 2011.

SECURITIES SYSTEMS:

Depository Trust Company
Federal Book Entry

SPECIAL SUBCUSTODIANS:

DOMESTIC SUBCUSTODIANS:

Brown Brothers Harriman & Co.  (Foreign Securities Only)

Hillman Capital Management Investment Trust	UMB BANK, N.A.
By: /s/ Mark A. Hillman	By: /s/ Peter Bergman
Name: Mark A. Hillman	Name: Peter Bergman
Title: President	Title: Senior Vice President
Date: November 18, 2019	Date: November 26, 2019